                                                                     EXHIBIT 4.6

                                   ALEXANDRIA
                          ARE-One Innovation Drive, LLC
                            135 N. Los Robles Avenue
                                    Suite 250
                           Pasadena, California 91101

                                        February 24, 2000



t.Breeders, Inc.
One Innovation Drive
Worcester, Massachusetts  01605
Attention:  Mr. Morey Kraus

            Re: One Innovation Drive, Worcester, Massachusetts

Ladies and Gentlemen:

      Reference is made to the Letter of Intent, dated November 23, 1999, entered into between ARE-One Innovation Drive, LLC ("Landlord"), a Delaware limited liability company, and t.Breeders, Inc. ("Tenant"), a Delaware corporation, relating to the lease for certain portions of the above-referenced property.

      1. Future Financings. As additional rent, Landlord, or its affiliate nominee, shall have the right to purchase not less than $250,000 nor more than $500,000 worth of any New Securities (as defined below) that Tenant decides to offer or sell to any investor other than those parties who have invested in Tenant prior to the date hereof (a "New Investor") at a price and on such other terms and conditions that are no less favorable to Landlord than those upon which the New Securities shall be offered or sold by Tenant to a New Investor. Upon offering to sell or selling any New Securities to a New Investor, Tenant shall offer to sell the New Securities to Landlord by sending written notice thereof to Landlord (the "New Securities Notice"). The New Securities Notice shall describe the provisions of the New Securities in reasonable detail and shall specify the terms and conditions upon which the New Securities will be sold by Tenant. Landlord may purchase New Securities for the price and upon the same terms and conditions specified in the New Securities Notice by sending written notice to Tenant of its election to do so within 30 business days after receipt of the New Securities Notice. Any New Securities not purchased by Landlord may be offered for sale and sold by Tenant on terms and conditions that are no less favorable to Tenant than those specified in the New Securities Notice at any time within 120 days after the expiration of the 30 business day response period. Tenant hereby represents and warrants that it is not now a party to any agreement, and covenants that it will not enter into any agreement, that conflicts with the rights granted herein by Tenant to Landlord.

      "New Securities" means any shares of capital stock of Tenant or any options, warrants or other securities convertible into or exchangeable or exercisable for shares of capital stock of Tenant issued in connection with an offering of equity securities other than (i) securities issued in connection with a merger or acquisition approved by Tenant's Board of Directors; (ii) securities and/or options issued to employees, directors, consultants or scientific advisory board members of Tenant and shares of stock granted upon exercise of such securities and/or options, under a stock option or other plan approved by Tenant's Board of Directors up to a maximum of 330,000 shares (or such greater number of shares as may be approved by Tenant's Board of Directors in good faith and in accordance with industry practice); and (iii) securities issued in connection with strategic partnering arrangements between the Company and entities not affiliated with the Company; provided that the terms of any such strategic partnering arrangement are determined in good faith by the Company's Board of Directors to be fair to the Company from a financial point of view.

      2. Governing Law. The terms and conditions of this agreement shall be governed by and construed in accordance with Delaware law, without regard to conflict of law provisions.

      3. Successors and Assigns. The terms and provisions of this agreement shall be binding upon Landlord and Tenant and their respective successors and assigns, subject at all times to the restrictions set forth herein.

      4. Counterparts. This agreement may be executed in as many counterparts as the parties hereto deem necessary or convenient, and each such counterpart shall be deemed an original but all of which, together, shall constitute but one and the same document.

      If the foregoing comports with your understanding of our agreement, then please execute this letter agreement in the space provided below, whereupon this letter agreement will become a binding contract. Each party shall become bound by this letter agreement immediately upon affixing its signature hereto.

                               ARE-ONE INNOVATION DRIVE, LLC,
                               a Delaware limited liability company

                               By:     AREE-HOLDINGS, L.P.,
                                       a Delaware limited partnership,
                                       managing member

                                       By:        ARE-GP HOLDINGS QRS
                                                  CORP., a Delaware corporation,
                                                  General partner

                                                  By:
                                                          Name:
                                                          Title


ACCEPTED AND AGREED AS OF
__________________, 2000

T.BREEDERS, INC.,
a Delaware corporation

By:
      Name:
      Title: